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[JOHNSON CONTROLS LETTERHEAD]



CONTACT:  Dr. Martina Rudy                          For Immediate Release
          Schmalbach-Lubeca AG                        December 9, 1996
          (49) 2102-130-445

          Glen L. Ponczak
          Johnson Controls
          414-228-2375


    SCHMALBACH-LUBECA TO BUY JOHNSON CONTROLS PLASTIC CONTAINER DIVISION


        RATINGEN, GERMANY AND MILWAUKEE, WISCONSIN, December 9, 1996... Schmalbach-Lubeca AG/Continental Can Europe (a member of the VIAG Group) and Johnson Controls, Inc. (NYSE: JCI) today announced that they have signed a definitive agreement under which Schmalbach-Lubeca will purchase the Plastic Container Division (PCD) of Johnson Controls.

        PCD manufactures PET (polyethylene terephtalate) beverage and food bottles in 27 locations in North America, Europe and South America. PCD's annualized sales are approximately US$800 million/DM1.2 billion. The sale does not include the Johnson controls Plastics Machinery Division.

        Terms of the transaction were not disclosed. Closing is expected in January 1997 pending approval by U.S. and European regulatory authorities.

        Mr. Hanno Fiedler, Chairman and Chief Executive Officer of Schmalbach-Lubeca, said, "The acquisition of PCD is an important step in Schmalbach-Lubeca's globalization strategy. We will secure a major worldwide position in the fast growing PET container segment and total sales for this product line are expected to be approximately US$1.3 billion/DM 2 billion in 1997. PCD enables us to participate in the important North American market and strengthens our established position in Europe. The combined quality and technology leadership will help us to achieve future growth on a worldwide basis."



                                   -more-





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JOHNSON CONTROLS, INC.


                                                                December 9, 1996
                                                                          Page 2

        Johnson Controls stated that completion of the transaction would allow it to avoid a secondary stock issuance which it had been considering to partially finance the $1.35 billion acquisition of Prince, and automotive interiors supplier, which was completed on October 1, 1996.

        The Schmalbach-Lubeca/Continental Can Europe Group, headquartered in Ratingen, has 12,600 employees in 18 countries involved with packaging and closure systems and had 1996 sales of US$2.7 billion/DM 4.1 billion.

        Johnson Controls is a major supplier of automotive seating and interior systems, control systems and services for non-residential buildings, plastic packaging and automotive batteries.



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Certain matters discussed in the news release are "forward looking statements"
as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995, which involved risks and uncertainties, and are subject to change based on various important factors. Johnson Controls wishes to take advantage of the "safe harbor" provisions of the PSLRA by cautioning that the completion of the sale of PCD to Schmalbach-Lubeca is conditioned on receiving specified approvals.



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